SERIES SCHEDULE


                    SERIES SCHEDULE DATED APRIL 30, 2014 TO
                            ADMINISTRATION AGREEMENT
                         DATED AS OF FEBRUARY 12, 2014
                                    BETWEEN
                      THE ADVISORS' INNER CIRCLE FUND III,
                                      AND
    ROTHSCHILD LARCH LANE MANAGEMENT COMPANY LLC (THE "INVESTMENT ADVISOR")
            ON BEHALF OF THE ROTHSCHILD LARCH LANE ALTERNATIVES FUND
                                      AND
                     SEI INVESTMENTS GLOBAL FUNDS SERVICES

SERIES OF FUNDS:         The Rothschild Larch Lane Alternatives Fund and any additional fund established within this Series subsequent to the date hereof (each a
                         "FUND").

FEES:                    The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement out of the assets of each
                         Fund, except to the extent the Investment Advisor agrees to waive its fees or reimburse a Fund's expenses, in which case such fees shall be paid by the Investment Advisor. Each Fund in the Series will be charged the greater of its Asset Based Fee or its Annual Minimum
                         Fee, in each case calculated in the manner set forth below.

ASSET BASED FEE .        15 basis points on the first $500 million in assets; 12 basis points for the next $500 million in assets; 10 basis points for all assets in excess of $1 billion.

                         The Asset Based Fee shall be calculated based on the aggregate average daily net assets of a Fund during the relevant period.

ANNUAL MINIMUM FEE:      The initial Annual Minimum Fee shall be $125,000 per Fund
                         The foregoing Annual Minimum Fee assumes that each Fund
                         includes two classes of shares of beneficial interest (each, a "CLASS").
                         In the event a fund is comprised of more than two Classes, the Fund will be assessed an additional annual fee equal to $15,000 per Class.
                         For each sub-advisor appointed in respect of a Fund, an additional annual fee of $25,000 per sub-advisor shall be assessed. To the extent that the Investment Advisor or a sub-advisor manage more than one investment strategy (each a "SLEEVE") within a Fund, an additional annual fee of $10,000 shall be assessed for each additional sleeve for which SEI will provide separate accounting and reporting.

NEW FUND FEES:           There will be a one-time additional service charge of $15,000 for services provided by Administrator in assisting and coordinating the launch of each new Fund on behalf of the Investment Advisor, such fee to be paid by the Investment Advisor by electronic wire transfer of immediately available funds to the wire instructions set forth below in advance of Administrator beginning performance of the new Fund organizational services.



                        [Redacted]

INVESTMENT ADVISOR      To the extent that the Board of Trustees of the Trust (the "BOARD")
MAINTENANCE FEE:        has approved a Fund within the Series and approved the Investment
                        Advisor as the Fund's advisor, and such Fund is not Live (as defined below) by the date that is the three month anniversary of the date of the last such approval (the "APPROVAL DATE"), then the Investment
                        Advisor shall pay SEI a relationship maintenance fee equal to $1,000 per month for each month that the Fund is not Live and such fee shall be retroactive to include each of the first three months following the Approval Date. For purposes of the foregoing, a Fund shall be deemed to be "Live" as of the date on which Administrator first calculates such Fund's official net asset value.

ANNUAL CPI INCREASE:    The fees payable hereunder shall be subject to one annual increase at Administrator's discretion, equal to the percentage increase in the
                        Philadelphia Consumer Price Index since the effective date of the
                        Series Schedule with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that Administrator shall notify the Series' Investment Advisor of its intent to effectuate any such increase at least thirty days prior to December 21(st) of the then current year.

REORGANIZATION FEES:    The Investment Advisor shall pay Administrator a transaction charge equal to $50,000 in connection with each Reorganization Event to which the Series or any Fund thereof is a party. For purposes of the foregoing, a "REORGANIZATION EVENT" means any material change in the organizational structure of the Series or any Fund thereof, including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of the Series or any Fund as well as any acquisition or merger by the Series or a Fund of any other fund or assets into the Series or Fund.

OPERATIONAL AUTOMATION: A critical component of Administrator's services is Fund valuations.
                        Automated trade delivery and receipt between fund advisors and
                        Administrator is critical to high quality service. Accordingly,
                        Administrator and the Investment Advisor agree to use best efforts to implement automated trade delivery and receipt as soon as
                        practicable after each Fund's establishment in the Trust.

TERM:                   The term of this Schedule shall continue in effect with respect to each Fund for a period of five years from and after the date on which the Administrator first calculates a Fund's official net asset value (the
                        "INITIAL TERM"). Following expiration of the Initial Term, this Schedule shall continue in effect for successive periods of three years (each, a
                        "RENEWAL TERM").



TERMINATION:            This Schedule may be terminated only: (a) by any party at the end of the Initial Term or the end of any Renewal Term on one hundred eighty days prior written notice to the other parties hereto; (b) by any party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this
                        Agreement by another party, provided the terminating party has notified the breaching party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Fund, upon forty-five days prior written notice, effective (i)
                        upon the reorganization or merger of a Fund into another entity, provided that Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity, or (ii) upon any "change of control" of the
                        Investment Advisor by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Investment
                        Advisor to a third party, provided that Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity. For purposes of this paragraph, the term "change of control" shall mean any transaction that results in the transfer of right, title and ownership of twenty five percent (25%) or more of the equity interests of the
                        Investment Advisor to a third party.

EARLY TERMINATION:      Subject to the terms and conditions set forth in this paragraph, the parties may agree to terminate this Schedule with respect to a particular Fund on or before the expiration of the then current term
                        (hereinafter, an "EARLY TERMINATION"). In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date (i)
                        the applicable Fund shall not be in material breach of the Agreement
                        (including this Schedule) and (ii) the Investment Advisor shall pay the
                        Buyout Amount to Administrator in the manner set forth below. As used herein, the term "BUYOUT AMOUNT" shall mean the amount that is equal to (1) the average monthly fee payable by each Fund to
                        Administrator hereunder during the six-month period (or such shorter period if fewer than six months have elapsed since the effective date of this Schedule) immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the applicable Fund is already committed). The Investment
                        Advisor shall pay the Buyout Amount to Administrator on or before the effective date of the Early Termination by means of wire or other immediately available funds.

INVESTMENT ADVISOR
EXPENSE REPAYMENT:      Any and all out of pocket fees, costs, or expenses advanced by
                        Administrator, in its sole discretion on behalf of a Fund or the undersigned Investment Advisor, as a result of any failure to fully satisfy and comply with any and all applicable Fund expense caps or expense ratio limits, shall be the responsibility of the Investment
                        Advisor and shall be promptly repaid to Administrator ("REPAYMENT
                        OBLIGATION"). Any such Repayment Obligation of the Investment
                        Advisor shall survive: (i) the termination of the Agreement and this
                        Schedule thereto, (ii) any merger or liquidation of any subject Fund, unless and until the Repayment Obligation is indefeasibly paid in full.



PUBLICITY:               Except to the extent required by applicable Law, neither the
                         Administrator nor the Investment Advisor shall issue or initiate any press release arising out of or in connection with this Series
                         Schedule or the Services rendered pursuant to the Agreement;
                         provided, however, that if no special prominence is given or particular reference made to any Fund over other clients, nothing herein shall prevent the Administrator from (i) placing any Fund's or the Investment Advisor's name and/or company logo(s) (including any registered trademark or service mark) on the Administrator's client list(s) (and sharing such list(s) with current or potential clients of the Administrator) and/or marketing material which will include such entities' name, logo and those services provided to the Fund(s)
                         by the Administrator; (ii) using any Fund or the Investment Advisor as reference; or (iii) otherwise orally disclosing that a Fund or
                         Investment Advisor is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections
                         (i) through (iii) above or if the Investment Advisor desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

ASSUMPTIONS:             Each Fund shall use commercially reasonable efforts to implement automatic trade communication to Administrator and automated custody reconciliation as soon as practicable following the date of this Schedule.

                         The Investment Advisor acknowledges and accepts that the Trust structure in place facilitates the administrative service offering by
                         Administrator and that certain Trust level service provider agreements currently in place (e.g., Transfer Agency Agreement,
                         Custody Agreement) are entered into and agreed to between the
                         Trust and the applicable service provider and that the services being provided otherwise benefit the Fund. The Investment Advisor acknowledges and agrees that it has reviewed and understands the general terms and conditions of these service provider agreements and consents to the obligations, applicable fees and the services to be provided to the Fund under such Agreements.

INVESTMENT ADVISOR       The Investment Advisor shall be responsible for providing the
SPECIFIC OBLIGATIONS     following information to the Administrator as indicated:
                     (a) A list of contact persons (primary, backup and secondary backup) of each Series' Investment Advisor, and, if applicable, sub-advisor, who can be reached until 6:30 p.m. ET with respect to valuation matters.
                     (b) Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.


                     (c) Notices to the Investment Advisor pursuant to Section 12.08 of the
                         Agreement shall be sent to:

                     Name of Contact: __________________________________________________________

                     Address: __________________________________________________________________

                     Telephone No.: ____________________________________________________________

                     Facsimile No.: ____________________________________________________________

                     Email Address: ____________________________________________________________



IN WITNESS WHEREOF, the parties hereto have executed this Series Schedule to the Administration Agreement dated February 12, 2014 by their duly authorized representatives as of the day and year first above written.

THE ADVISORS' INNER CIRCLE FUND
On behalf of the Rothschild Larch Lane Alternatives Fund

BY:  /s/ Michael Beattie
     ---------------------------------
     Name: Michael Beattie
     Title: President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:  /s/ John Alshefski
     ---------------------------------
     Name: John Alshefski
     Title: Senior Vice President

AGREED TO AND ACCEPTED BY:

ROTHSCHILD LARCH LANE MANAGEMENT COMPANY LLC,
Advisor to Rothschild Larch Lane Alternatives Fund

BY:  /s/ ROSS WEISSMAN
     ----------------------------------
     Name: Ross Weissman
     Title: CFO/Manager